Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Rockwell Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	457(a)	454,545(2)	$1.64(3)	$745,454	$92.70 per $1,000,000	$69.11

Equity	Common stock, par value $0.0001 per share	457(a)	455,454(4)	$2.74 (5)	$1,247,944	$92.70 per $1,000,000	$115.69

Total Offering Amounts					$1,993,398		$184.80

Total Fee Offsets							$0

Net Fee Due							$184.80

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in respect of the securities registered by this Registration Statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)

This Registration Statement registers the 454,545 additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Rockwell Medical, Inc. (the “Company”) available for issuance under the Rockwell Medical, Inc. Amended and Restated 2018 Long Term Incentive Plan.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.64 per share, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 9, 2022.

(4)

This Registration Statement registers 455,454 shares of Common Stock available for issuance pursuant to stock options granted as inducement awards to certain employees as an inducement to commencement of employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Exception”).

(5)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.74 per share, which represents the weighted average exercise price of the stock options granted pursuant to the Inducement Exception.